Exhibit 10.28

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT is made effective as of the 4th day of December, 2007 (the “Effective Date”) by and among Chemokine Therapeutics Corp., a Delaware corporation (“Parent”) and Dr. Hassan Salari (the “Executive”).

RECITALS

A.

The Executive entered into an employment agreement with the Company on April 1, 2004, which agreement was amended September 30, 2004, March 10, 2005, and March 21, 2007 (as amended, the “Employment Agreement”);

B.

The Board of Directors has approved and the Executive has agreed to a change in his duties and title as well as his time commitment as an officer of the Company and to a commensurate change in his compensation under the Employment Agreement (the “Amended Employment Terms”); and

C.

The Company and the Executive wish to further amend the Employment Agreement to reflect the Amended Employment Terms, as set out below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the payment of $10.00 by the Company to the Executive, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree to the following amendments to the Employment Agreement:

Provision 1 – Engagement:  Executive shall serve as the Company’s Chief Scientific Officer and any prior duties set forth in the Employment Agreement are superseded hereby.  The Company and the Executive hereby agree that the Executive will reduce the time he devotes to serving as the Company’s Chief Scientific Officer to 50% of the time required to fulfill the duties and responsibilities of that position on a full time basis.  With respect to his position, the Executive will continue to report to the Chief Executive Officer of the Company, and will perform and fulfill the duties and responsibilities and exercise the powers that are normally performed, fulfilled, and exercised by the Chief Scientific Officer of a biotechnology company, subject to applicable laws and policies, the certificate of incorporation and bylaws of the Company, each as amended from time to time, and any duties reasonably prescribed by the Chief Executive Officer from time to time.

Provision 3.1 – “Cash Compensation”:  Effective December 1, 2007, the Company agrees to pay the Executive salary for services under the Employment Agreement at an annual rate of C$157,500 per year for the remaining term of the Employment Agreement, subject to all of the applicable provisions of the Employment Agreement.

The Company and the Executive agree that save and except for the terms set out in Provisions 1 and 3.1 above, the Company will continue to employ the Executive pursuant to the terms and conditions of the Employment Agreement as in effect immediately prior to the Effective Date.

IN THE WITNESS WHEREOF, the parties have duly signed and delivered this Amendment to Employment Agreement as of the Effective Date.

THE EXECUTIVE	CHEMOKINE THERAPEUTICS CORP.

/s/ Hassan Salari _______________________________ Dr. Hassan Salari Chief Scientific Officer	/s/ Bashir Jaffer _______________________________ Bashir Jaffer, Chief Executive Officer